                                               FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO: 333-62146


                              PROSPECTUS SUPPLEMENT

                     (TO PROSPECTUS DATED NOVEMBER 26, 2001)

                                3,076,922 Shares

                                 RAZORFISH, INC.

                              Class A Common Stock

                                $0.195 per share

         We are offering 3,076,922 shares of our Class A common stock at a price of $0.195 per share. We have engaged on a reasonable best efforts basis Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering.

         Our common stock is quoted on the Nasdaq National Market under the symbol "RAZF". On January 8, 2002, the last reported sale price for the common stock on the Nasdaq National Market was $0.23 per share.

         Investment in the securities being offered involves risks. See "Risk Factors" beginning on page 1 of the accompanying prospectus and on page S-3 of this prospectus supplement.

                                              Per Share     Total
                                              ---------     -----
         Offering Price                      $0.195000    $600,000
         Commission to Placement Agent       $0.010725    $ 33,000
         Offering Proceeds to Razorfish      $0.184275    $567,000

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This prospectus supplement is not complete without the prospectus dated November 26, 2001 and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

                               LADENBURG THALMANN

           The date of this prospectus supplement is January 11, 2002.

                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----
                         Prospectus Supplement

        About This Prospectus Supplement                            S-3
        Forward-Looking Statements                                  S-3
        Risk Factors                                                S-3
        Use of Proceeds                                             S-3
        Dilution                                                    S-3
        Plan of Distribution                                        S-4
        Incorporation of Certain Information by Reference           S-4


                              Prospectus

        About This Prospectus                                         1
        Risk Factors                                                  1
        Consolidated Ratio of Earnings to Fixed Charges              11
        Forward-Looking Statements                                   12
        Use of Proceeds                                              12
        General Description of Securities                            13
        Plan of Distribution                                         17
        Legal Matters                                                14
        Experts                                                      19
        Recent Developments                                          19
        Where You Can Find More Information                          21
        Incorporation of Certain Information by Reference            21

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

         We provide information to you about this offering of shares of our Class A common stock in two separate documents: (a) the prospectus, dated November 26, 2001, which provides general information, some of which may not apply specifically to this offering, and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus" we are referring to both documents combined.

IF INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE PROSPECTUS, YOU SHOULD RELY ON THIS PROSPECTUS SUPPLEMENT.

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" on page 21 of the accompanying prospectus.

                           FORWARD-LOOKING STATEMENTS

         This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain some "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that is based on the beliefs of our management, as well as assumptions made by, and the information currently available to, our management. Please see the disclosure regarding forward-looking statements on page 12 of the accompanying prospectus.

          RISK FACTORS

         Before purchasing our common stock, you should carefully consider the risks described below in this section, risks described under the heading "Risk Factors" beginning on page 1 of the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus.

         We will retain broad discretion in the use of proceeds from this offering and may not obtain a significant return on the use of these proceeds.

         We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management has discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. Management's allocation of the proceeds of this offering may not benefit our business and the investment of the proceeds may not yield a favorable return.

                                 USE OF PROCEEDS

         We expect the net proceeds from the sale of the Class A common stock to be approximately $550,000 after deducting offering expenses and $33,000 of placement agent fees. We intend to use substantially all of the net proceeds for working capital or general corporate purposes.

                                    DILUTION

         Assuming that the sale of 9,497,721 shares of our Class A common stock in the aggregate pursuant to our prospectus supplements dated November 26, 2001, December 24, 2001 and December 28, 2001, had been completed as of September 30, 2001, our pro forma deficit in net tangible book value as of September 30, 2001 would have been $(4,492,000), or $(0.040) per share. Pro forma deficit in net tangible book value per share is equal to our total tangible assets minus our total liabilities divided by the number of shares of our Class A Common stock outstanding. Purchasers of our Class A common stock will have an immediate dilution per share. This dilution excludes the dilutive effect of options granted.

     Assuming that we had also sold the 3,076,922 shares of our Class A common stock in this offering at a public offering price of $0.195 per share, and after deduction of placement agent fees and estimated offering expenses, our pro forma deficit in net tangible book value as of September 30, 2001 would have been $(3,942,000), or $(0.034) per share of Class A common stock. This represents an immediate increase in net tangible book value of $0.006 per share to existing stockholders (including those who purchased shares of our Class A common stock pursuant to prospectus supplements dated November 26, 2001, December 24, 2001 and

December 28, 2001) and an immediate dilution of $0.229 per share to purchasers of our Class A common stock in this offering, as illustrated in the following table:

       Public offering price per share of Class A common stock..............................              $0.195

           Pro forma deficit in net tangible book value per share of Class A common stock as  $(0.040)
           of September 30, 2001............................................................
           Increase per share of Class A common stock attributable to the offering..........    0.006
                                                                                              -------
       Pro forma deficit in net tangible book value per share of Class A common stock
           after the offering ..............................................................              (0.034)
                                                                                                        --------
       Dilution per share to new investors..................................................            $  0.229
                                                                                                        ========

                              PLAN OF DISTRIBUTION

         We have engaged on a reasonable best efforts basis Ladenburg Thalmann & Co. Inc., as our placement agent for this offering. Ladenburg Thalmann is not committed to purchase any of our securities. Ladenburg Thalmann has arranged for two purchasers, one to purchase 25% and the other to purchaser 75% of the shares of Class A common stock we are offering by this prospectus supplement. Ladenburg Thalmann has advised us that it will not purchase any shares of our securities for its own account or for any discretionary accounts managed by it.

         In consideration for acting as placement agent for this offering and for providing other financial advisory services, we have agreed to pay Ladenburg Thalmann a placement fee equal to 5.5% of the gross proceeds from this sale of our Class A common stock. We have agreed to indemnify Ladenburg Thalmann, its stockholders, directors, officers, employees, agents affiliates and controlling persons from an against any and all claims, damages, liabilities, or expenses, and all actions in respect thereof arising under the Securities Act.

         The expenses directly related to this offering, not including the placement fee, are estimated to be approximately $17,000 and will be paid by us. Expenses of the offering, exclusive of the placement fee, include printing expenses, transfer agent fees and miscellaneous fees.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (a) Our annual report on Form 10-K for the fiscal year ended December 31, 2000, as amended on Form 10-K/A;

         (b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2001, as amended on Form 10-Q/A;

         (c) Our quarterly report on Form 10-Q for the quarter ended June 30, 2001, as amended on Form 10-Q/A;

         (d) Our quarterly report on Form 10-Q for the quarter ended September 30, 2001;

         (e)  Our current report on Form 8-K dated November 26, 2001;

         (f)  Our current report on Form 8-K dated December 11, 2001;

         (g)  Our current report on Form 8-K dated December 13, 2001;

         (h)  Our current report on Form 8-K dated December 24, 2001;

         (i)  Our current report on Form 8-K dated December 28, 2001;

         (j) Our current report on Form 8-K dated January 9, 2002; and

         (k) The description of our common stock which is contained in our registration statement on Form 8-A filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating this description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Razorfish, Inc., 32 Mercer Street, New York, NY 10013, Attention: Investor Relations, (212) 966-5960.

         You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.